Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CAI International, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-143000, 333-159870, 333-176369 and 333-187058) on Form S-8 and (No. 333-195557) on Form S-3 of CAI International, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of CAI International, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of CAI International, Inc..

/s/ KPMG LLP

San Francisco, California

February 27, 2015